Exhibit 5.1

November 2, 2015

Dominion Midstream Partners, LP

120 Tredegar Street

Richmond, VA 23219

Ladies and Gentlemen:

We have acted as counsel for Dominion Midstream Partners, LP, a Delaware limited partnership (the “Partnership”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of common units representing limited partner interests in the Partnership (the “Common Units”), by:

(1) the Partnership of an indeterminate aggregate principal amount of Common Units (the “Primary Securities”); and

(2) the selling unitholders identified in the Registration Statement, of up to 8,622,305 Common Units, and certain unnamed selling unitholders (together with the selling unitholders identified in the Registration Statement, the “Selling Unitholders”), of an indeterminate aggregate principal amount of Common Units.

The Common Units proposed to be offered and sold by the Selling Unitholders are collectively referred to herein as the “Selling Unitholder Units,” and the Primary Securities and Selling Unitholder Units are collectively referred to herein as the “Securities.” We have also participated in the preparation of the Prospectuses (each, a “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. The Securities may be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectuses, (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), (iii) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, (iv) resolutions of Dominion Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership and (v) such other certificates and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that:

(i) all information contained in all documents reviewed by us is true and correct;

(ii) all signatures on all documents examined by us are genuine;

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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(iii) each person signing documents we examined has the legal authority and capacity to do so;

(iv) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents;

(v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws;

(vii) a Prospectus Supplement to the applicable Prospectus will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;

(viii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement to the Prospectus; and

(ix) a definitive purchase, underwriting or similar agreement with respect to any Primary Securities or Selling Unitholder Units offered will have been duly authorized and validly executed and delivered by the Partnership or the Selling Unitholders, as applicable, and the other parties thereto.

Based upon and subject to the foregoing, we are of the opinion that:

(1) With respect to the Primary Securities, when (a) the Partnership has taken all necessary action to approve the issuance of such Primary Securities, the terms of the offering thereof and related matters and (b) the Primary Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Primary Securities will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in the applicable Prospectus Supplement and the Prospectuses).

(2) With respect to the Selling Unitholder Units proposed to be offered and sold by the Selling Unitholders identified in the Registration Statement, such Selling Unitholder Units have been validly issued and fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the DRULPA and as described in the applicable Prospectus Supplement and the Prospectuses).

(3) With respect to the Selling Unitholder Units that are being registered in an indeterminate aggregate principal amount and that are proposed to be offered and sold by certain unnamed Selling Unitholders that will be named in a Prospectus Supplement to the applicable Prospectus, such Selling Unitholder Units have been or will be validly issued, fully paid (to the extent

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required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the DRULPA and as described in the applicable Prospectus Supplement and the Prospectuses) when (a) the Partnership has taken all necessary action to approve the issuance of such Selling Unitholder Units, the terms of the offering thereof and related matters and (b) such Selling Unitholder Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein.

The opinions expressed herein are qualified in the following respects:

(i) This opinion is limited in all respects to the DRULPA, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

(ii) We express no opinion as to any matters other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectuses and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.